UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2020

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RPM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 21, 2020, RPM International Inc. (the “Company”) and its subsidiary, RPM New Horizons Netherlands, B.V. (the “Foreign Borrower”), entered into an unsecured syndicated term loan facility credit agreement (the “New Credit Facility”) with the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders. The New Credit Facility provides for a $300 million term loan to the Company and a $100 million term loan to the Foreign Borrower (together, the “Term Loans”), each of which was fully advanced on the closing date. The Term Loans mature on February 21, 2023, with no scheduled amortization before that date, and the Term Loans may be prepaid at any time without penalty or premium. The Company has agreed to guarantee all obligations of the Foreign Borrower under the New Credit Facility.

The proceeds of the Term Loans were used to repay borrowings of the Company and the Foreign Borrower under the Company’s revolving credit facility. After giving effect to such repayment, the Company has approximately $820 million of borrowing availability on its $1.3 billion revolving credit facility.

The Term Loans will bear interest at either the base rate or the Eurodollar Rate, at the Company’s option, plus a spread determined by the Company’s debt rating. The Company and the Foreign Borrower have entered into multicurrency floating to fixed interest rate swap agreements that effectively fix interest payment obligations on the entire principal amount of the Term Loans through their maturity at (a) 0.612% per annum on the Company’s Term Loan, and (b) 0.558% per annum on the Foreign Borrower’s Term Loan.

The New Credit Facility contains customary covenants, including but not limited to, limitations on the Company’s ability, and in certain instances, its subsidiaries’ ability, to incur liens, make certain investments, or sell or transfer assets. Additionally, the Company may not permit (i) its consolidated interest coverage ratio to be less than 3.5 to 1.0, or (ii) its leverage ratio (defined as the ratio of total indebtedness (less unencumbered cash and cash equivalents in excess of $50 million) to consolidated EBITDA for the four most recent fiscal quarters) to exceed 3.75 to 1.0. Upon notification to the lenders, however, the maximum permitted leverage ratio can be relaxed to 4.25 to 1.0 for a one-year period in connection with certain material acquisitions. The covenants contained in the New Credit Facility are substantially similar to those contained in the Company’s revolving credit facility.

Upon the occurrence of certain events of default, our obligations under the New Credit Facility may be accelerated. Such events of default include payment defaults to lenders under the New Credit Facility, covenant defaults, payment defaults (other than under the New Credit Facility), certain ERISA defaults, change of control and other customary defaults. The events of default under the New Credit Facility are substantially similar to those contained in the Company’s revolving credit facility.

The lenders under the New Credit Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company in the ordinary course of business, and they may also provide (or may have already provided) advisory and financial services to the Company.

The description of the New Credit Facility set forth herein is not complete and is qualified in its entirety by reference to the full text of the New Credit Facility filed as Exhibit 10.1 to this Form 8-K.

Item 9.01	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement among RPM International Inc., RPM New Horizons Netherlands B.V., the Lenders party thereto and PNC Bank, National Association, as Administrative Agent, dated February 21, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date February 27, 2020

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer